                                    AGREEMENT
                                     FOR THE
                                PURCHASE AND SALE
                                       OF
                                 CERTAIN ASSETS


THIS AGREEMENT FOR THE PURCHASE AND SALE OF CERTAIN ASSETS is made by and between Buyer (as defined below) and Seller (as defined below).


INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Buyer and Seller hereby agree as follows:


                                   ARTICLE ONE
                                   DEFINITIONS

ACCOUNTS PAYABLE means any and all amounts incurred by Seller in operation of the Business (including, appropriate accruals for expenses such as salaries and commissions) which are unpaid as of the close of business on the day prior to the Effective Time calculated in accordance with generally accepted accounting principles.

AFFILIATE means any Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with Seller or Buyer, as the case may be.

AGREEMENT means this Agreement for the Purchase and Sale of Certain Assets and all and any attachments, exhibits, schedules or the like hereto.

ANCILLARY AGREEMENTS(S) means any of the following agreements between the Parties each dated the date hereof: a sublease of a portion of Seller's premises located at 55 East Monroe Street, Chicago, Illinois 60603 (the "Sublease"); a software and support services agreement whereby CLR will provide certain support required of Seller under the AYCE Agreements (the "Software and Support Services Agreement"); an agreement between the Parties providing for Seller to provide Buyer with certain transition services and equipment (the "Transition Agreement"); and an agreement whereby Seller will provide support of PW/Wire commitments embedded in certain "retail" Contracts being Transferred to Buyer (the "PW/Wire Service Agreement").

ASSUMED LIABILITIES means those liabilities expressly assumed by Buyer under the terms of Section 2.3 of this Agreement and associated with the Seller Assets being Transferred pursuant to this Agreement.

AYCE  AGREEMENT  means  any of the software and services  agreements  listed  in
Schedule I to the Software and Support Services Agreement (an Ancillary Agreement).

BUSINESS means the designing, developing, licensing, distributing and maintaining of tax compliance software for corporations, including the Seller Software, carried on and conducted by Seller from offices located at 55 East Monroe Street, Chicago, Illinois 60603, 1221 Avenue of the Americas, New York, New York 10020 and 555 California Street, San Francisco, California 94104 under the tradenames "TMS" and "Price Waterhouse Tax Technology Group."

BUYER means Computer Language Research, Inc., a Texas corporation, with its headquarters office located at 2395 Midway Road, Carrollton, Dallas County, Texas 75006.

BUYER CLOSING DOCUMENTS means the documents so identified in the closing memorandum relating to the consummation of the transactions contemplated by this Agreement.

BUYER DISCLOSURE SCHEDULE means the schedule which discloses with particularity exceptions to the Buyer's representations and warranties in this Agreement and which identifies by number the section and subsection to which each such disclosure relates.

BUYER INDEMNIFIED LIABILITIES means the matters described in Section 8.1 and the subparts thereto, such liabilities being individually referred to as a "Buyer Indemnified Liability".

BUYER  INDEMNIFIED PARTIES means Seller and its Affiliates and their  respective
Partners,   Employees,   agents,   consultants,   representatives,   successors,
transferees and assigns (other than Buyer).

CASH CREDIT means a cash adjustment of a payment obligation to a Customer in the form of an actual payment of cash to the Customer.

CLAIM(S) means all litigation (at law or in equity or admiralty and before any Governmental Entity), suits, causes of action, proceedings, arbitrations, mediations, appeals, injunctions, stays, orders, proceedings, investigations, complaints, summons, subpoenas, demands, adverse verdicts, grievances, setoffs, claims (including Customer claims for Credits), losses, costs, expenses (including interest, penalties and reasonable attorneys' fees (including attorneys' fees on appeal) and disbursements), fines, Taxes, levies, imposts, duties, deficiencies, assessments, awards, charges, penalties, damages (whether direct or indirect, actual, punitive or consequential) or judgments (including those on or subject to appeal) of any kind or nature whatsoever.

CLAIM NOTICE is defined in Section 8.3.

CLOSING is defined in Section 7.1.

CLOSING DATE means December 2, 1995.

COMPILED CODE means the computer executable embodiment of the assembly-level (human readable) computer code which has been compiled into executable files.

CONSENT means any consent, approval, order, authorization, acceptance of a registration or filing, or grant of an exemption.

CONSTRUCTIVE KNOWLEDGE means (i) with regard to the Seller, the knowledge which George Chan, Stephen D. Desmond, Jin J. Lee, Colleen T. Enghauser, Christine M. Ingold or Nyles B. Schumaker would have had upon a reasonable investigation and upon the exercise of a reasonable level of skill, care and diligence in the performance of such person's job, and (ii) with regard to the Buyer, the knowledge which a director, officer or manager would have had upon the exercise of a reasonable level of skill, care and diligence in the performance of such person's job.

CONTRACT means any contract, arrangement, agreement, bond, license, lease, indenture, instrument, promissory note, mortgage, deed of trust, franchise, option, permit, indenture, authorization or other legally binding commitment, whether oral or written, and all copies and tangible embodiments thereof in whatever form or medium.

CONTRACT RIGHTS mean any and all of the rights of a party under a Contract (including any Claims, rights or benefits arising thereunder or resulting therefrom, all rights to enforce, receive payments, rentals, royalties, licenses fees or the like), and all copies and tangible embodiments thereof in whatever form or medium.

CONTROL (including the term "Controlled by") means the right to exercise, directly or indirectly, the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

COPYRIGHT means current, abandoned and expired registered or common law, domestic and foreign, copyrights and any applications, renewals and records related thereto, and all attendant statutory rights associated therewith.

CREDIT means a Cash Credit or a Non-Cash Credit.

CUSTOMER(S) means, with respect to the Business, any and all of Seller's customers, clients or licensees.

DOCUMENTATION means any and all documentation and specifications, addressing, INTER ALIA, requirements, capabilities, limitations, functionality, design, operation and maintenance of Software (including work in progress) and Equipment.

EFFECTIVE TIME means 12:01 a.m. Chicago time on November 1, 1995.

EMPLOYEE(S) means present or former employees or retirees of the Business or their beneficiaries, heirs, dependents, legatees, administrators or legal representatives.

ENCUMBRANCES means liens, pledges, mortgages, security interests, Claims, charges, options, and encumbrances, except for Permitted Liens.

EQUIPMENT means cubicles (and the office furniture relating thereto).

ERISA means the Employee Retirement Income Security Act of 1974, as amended.

EXCLUDED ASSETS means those assets of the Business which are specifically identified in the Schedule of Excluded Assets attached hereto.

GOVERNMENTAL ENTITY means any court, tribunal, administrative agency, commission, board, bureau, instrumentality, legislature, government or other governmental or judicial authority, whether foreign, federal, state, county, municipal, special purpose or other.

INDEMNIFIED PARTY means, when used in connection with a particular indemnified Claim, the Party, along with its Affiliates, Partners, Employees, employees, shareholders, directors, officers, agents, consultants, representatives, successors, transferees and assigns, having the right to be indemnified with respect to such indemnified Claim by the other Party.

INTERIM PERIOD is defined in Section 9.17.

IRC means the Internal Revenue Code of 1986, as amended.

KNOWLEDGE means (i) with regard to the Seller, any fact or matter within the actual knowledge or Constructive Knowledge of George Chan, Stephen D. Desmond, Jin J. Lee, Colleen T. Enghauser, Christine M. Ingold or Nyles B. Schumaker, and
(ii) with regard to the Buyer, any fact or matter, after reasonable investigation, within the actual knowledge or Constructive Knowledge of Buyer's, directors, officers and managers.

LEGAL REQUIREMENT means any approval, authorization, award, code, consent, decree, enactment, injunction, judgment, law, license, ordinance, order, Permit, requirement, rule, regulation, statute, stay, restraining order, or writ of any Governmental Entity.

MAKE AVAILABLE is defined in Section 4.1.1.

MISCELLANEOUS PERSONAL PROPERTY means choses in action (where Seller is claimant), customer lists, finished goods, guaranties (running in favor of Seller), office supplies, product and purchase orders, Permits, Records, refunds from suppliers and rights to refunds from suppliers, sales orders, supplier lists, and all other tangible and intangible personal property not included within the definitions of Software, Proprietary Rights, Contracts, Contract Rights and Equipment.

NON-CASH CREDIT means a non-cash adjustment of a payment obligation to a Customer other than an immediate cash payment and includes future discounts, price concessions, price adjustments and non-cash rebates and all Credits other than Cash Credits.

NON-COMPETING PERSON(S) is defined in Section 4.1.1.

NON-STANDARD TERM means any oral or written provision, term, condition, obligation, duty, standard, agreement, promise or understanding contained in (or implied from any custom of the trade or course of dealing) any Seller Customer Contract which is materially different from, in addition to, or absent from the terms and conditions of a Standard Form Customer Contract.

NOTICE ADDRESS means (i) for the Seller: 1177 Avenue of the Americas, New York, New York 10036, and (ii) for the Buyer: 2395 Midway Road, Carrollton, Dallas County, Texas 75006.

OPERATIVE DOCUMENTS means this Agreement, the Ancillary Agreements and all and any attachments, exhibits, schedules or the like thereto, the Seller Closing Documents and the Buyer Closing Documents.

PARTIES means collectively Buyer and Seller.

PARTNER(S) means present and former partners of Seller assigned to the Business, and, where permissible in the context, their beneficiaries, heirs, dependents, legatees, administrators or legal representatives.

PARTNER OR EMPLOYEE OBLIGATION means any obligation to any Partner or Employee related to an employment or partnership relationship between Seller and the Partner or Employee, including (i) obligations to pay any salary, commission, bonus, overtime, prize, award, or severance; (ii) obligations pursuant to any employee pension or savings plan, any employee welfare benefit plan, any plan, policy or provision for hospitalization, medical, dental, survivor benefits, life insurance, disability, paid leave of absence, vacation, perquisite, severance, unemployment insurance, worker's compensation; (iii) obligations relating to any other claims or expenses relating to any Partner or Employee individually or to the Employees collectively; (iv) obligations arising from any custom, understanding, practice, assurance or usage existing between Seller and any Partner or Employee individually or with the Partners or Employees collectively; or (v) obligations arising from any Seller personnel policies or from any written or oral notifications, communications, statements, assurances or promises by Seller applicable to any Partner or Employee individually or to the Partners or Employees collectively.

PARTY means any one of the Parties.

PARTY INDEMNIFYING means, when used in connection with a particular indemnified Claim, the Party having an obligation, under this Agreement, to indemnify the other Party or Parties with respect to such indemnified Claim.

PATENTS mean current, abandoned and expired, domestic or foreign, letters patent and any applications and Records related thereto, and all statutory rights attendant associated therewith.

PERMIT means any license (including business operation licenses), concession, franchise, permit (including environmental permit), authorization, certificate, approval, sign-off, registration or other approval and any license granted by any Governmental Entity in connection with the operation of the Business or the ownership, use or maintenance of any asset of the Business, provided, that any permits do not include any professional licenses of Seller or any Partner.

PERMITTED LIENS mean liens for taxes not yet due and payable; deposits under workmen's compensation, unemployment insurance, social security and other similar laws; liens which arise by operation of law under Article 2 of the Uniform Commercial Code in favor of unpaid sellers of goods or prepaying buyers of goods; liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other similar Persons.

PERSON means any individual, proprietorship, partnership, joint venture, corporation, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity. Such term shall not include the Parties.

POST EFFECTIVE TIME BUSINESS is defined in Section 9.17.

PROHIBITED PRODUCT means any computer-based tax compliance product capable of producing any corporate income tax returns. In no instance shall the term Prohibited Product refer to any computer-based product which cannot produce corporate income tax returns.

PROPRIETARY INFORMATION is defined in Section 4.3.

PROPRIETARY RIGHT(S) means Patents, Copyrights, logos, trade names, trade dress, Trademarks, service marks, brand names, product or service names and designations, designs, schematics, know-how, technology, Trade Secrets, Software and other intangible proprietary or confidential information or rights, including all renewals, applications, reversionary rights, moral rights, subsidiary rights, and goodwill associated therewith, and all copies and tangible embodiments thereof in whatever form or medium.

PURCHASE PRICE is defined in Section 2.4.

RECORD(S) means those books, documents, software, records, files (including file wrappers for all Trademarks and Copyrights included within the Seller Assets and for all expired or abandoned trademarks, copyrights and patents directly related to the operation of the Business), Permits, operating and procedures manuals and all other documents and instruments relating principally to the operation of the Business and the use of the other Seller Assets. Records shall include: (i) all correspondence (internal or external and regardless of media or format), settlement agreements, agreements (including all attachments, exhibits, schedules and the like thereto) relating to the acquisition of any of the Software by Seller for use in the Business; (ii) the physical embodiment, in whatever form or medium, of all Proprietary Rights and all Contracts and all other documentation relating to any Contract arising from the operation of the Business and whether or not presently in effect; (iii) the physical embodiment of all non-disclosure/confidentiality agreements, including all "Statement Requirements for Partners and Staff" executed by any Partner or Employee; (iv) the physical embodiment of all agreements with independent contractors, outside programmers, outside developers, outside consultants and the like; and (v) all employee and client training materials in whatever form, media or format, including self-study training guides, seminar materials, and audio visual materials.

RECONCILIATION SCHEDULE is defined in Section 9.17.

RESTRICTED PERIOD is defined in Section 4.1.1.

REFUND means any payment to a Customer pursuant to a Seller Customer Contract provision which entitles such Customer to a refund or where the initial payment by Customer was in error as to amount.

SELLER means Price Waterhouse LLP, a Delaware registered limited liability partnership having a registered office located at One Rodney Square, 10th Floor, P.O. Box 5512, Wilmington, Delaware 19899.

SELLER ASSETS mean all of the properties and assets owned, licensed, leased, possessed, controlled or used by Seller in the operation and conduct of the Business or which are necessary for the continued conduct of the Business as such was conducted by Seller (assuming adequate personnel) immediately prior to the Closing, wherever located, including the assets reflected on the balance sheet as of October 31, 1995, Seller Customer Lists, Seller Owned Assets, Seller Leased Assets, Seller Licensed Assets, Seller Contracts, Seller Documentation, Seller Equipment, Seller Miscellaneous Personal Property, and Seller Proprietary Rights. Seller Assets shall not include any of the Excluded Assets.

SELLER CLOSING DOCUMENTS mean the documents so identified in the closing memorandum relating to the consummation of the transactions contemplated by this Agreement.

SELLER CONTRACT means any Contract, and the associated Contract Rights, to which Seller is a party or to which Seller has any rights and which arose in the course of operation of the Business by Seller. Seller Contract shall not include any of the Excluded Assets.

SELLER CONTRACT SCHEDULES means the schedules required by Section 3.3.1 of this Agreement.

SELLER CUSTOMER CONTRACT means a Seller Contract, other than an AYCE Agreement, where Seller is licensor and a Customer is the licensee of Seller Software.

SELLER CUSTOMER LIST(S) means any and all existing written or digital information and documentation currently possessed or controlled by Seller relating to any and all of Seller's past or present Customers or prospects, including, to the extent such exist, their names, street addresses, e-mail addresses, Internet home page addresses, telephone numbers, facsimile numbers, and principal contacts.

SELLER DISCLOSURE SCHEDULE means the schedule which discloses with particularity exceptions to the Seller's representations and warranties in this Agreement and which identifies by number the section and subsection to which each such disclosure relates.

SELLER DOCUMENTATION means the Documentation relating to Seller Software and Seller Equipment, except for Excluded Assets.

SELLER EQUIPMENT means all Equipment at 55 East Monroe Street, Chicago, Illinois 60603 used by Employees who become employees of Buyer following the transactions contemplated herein.

SELLER FINANCIAL STATEMENTS mean the financial statements of the Business attached to this Agreement as Schedule One.

SELLER INDEMNIFIED LIABILITIES means the matters described in Section 8.2 and the subparts thereto, such liabilities being individually referred to as a "Seller Indemnified Liability".

SELLER  INDEMNIFIED PARTIES means Buyer and its Affiliates and their  respective
directors,    shareholders,    officers,   employees,    agents,    consultants,
representatives, successors, transferees and assigns (other than Seller).

SELLER LEASED ASSETS mean all of the tangible and intangible, personal assets leased by Seller, as lessee, and used by Seller in the Business, except for the Excluded Assets, and shall include all of the assets set forth on Seller Contract Schedule Five.

SELLER LICENSED ASSETS mean all of the tangible and intangible, personal assets licensed by Seller, as licensee, and used by Seller in the Business, except for the Excluded Assets, and shall include all of the assets set forth on Seller Contract Schedule Three.

SELLER MISCELLANEOUS PERSONAL PROPERTY means all of the Miscellaneous Personal Property used, owned, leased or licensed by Seller in the Business, except for the Excluded Assets, and shall include all of the assets set forth on Seller Owned Asset Schedule One.

SELLER OWNED ASSETS means all of the tangible and intangible, personal properties and assets owned by Seller and used by Seller in the Business, except for the Excluded Assets, and shall include all of the assets set forth on the Seller Owned Asset Schedules.

SELLER  OWNED  ASSET SCHEDULES means the schedules required by  Sections  3.2.6,
3.5.1 and 3.6.1 of this Agreement.

SELLER PROPRIETARY RIGHTS means all of the Proprietary Rights owned, licensed, leased, or used by Seller in the Business or which are necessary for the continued conduct of the Business as such was conducted by Seller immediately prior to the Closing, except for Excluded Assets.

SELLER SOFTWARE means all of the Software developed by, owned by, distributed by, licensed to, licensed by, leased to, leased by or used by Seller, at any time, in the Business or which is necessary for the continued conduct of the Business, assuming adequate personnel, as such was conducted by Seller immediately prior to the Closing, including the Software set forth on Seller Owned Asset Schedule Three.

SOFTWARE means Source Codes, Compiled Codes and object codes, together with all Documentation, updates, enhancements, modifications, current versions, derivative works based on current versions, prior versions, derivative works based on prior versions, and work(s) in progress (including those relating to corrections, modifications, or enhancements) and all copies and tangible embodiments thereof in whatever form or medium.

SOURCE CODE means, to the extent such exist in a given instance, (i) assembly-level code or other human readable version of the code; (ii) a full source language statement of the program; (iii) all developer notes, comments and annotations, including a description of the system/program generation; (iv) the names of the key developer(s); (v) all written information, including all technical documentation (including cover, body copy and illustrations), necessary for a reasonably skilled third party programmer to understand, create, maintain, modify and/or enhance a program without the aid of the original writer of the code or of any other person and without reference to any other materials;
(vi) internal documentation, internal specifications, flow charts, logic diagrams, decision trees and other information or material used or prepared by programmers for internal use in developing, testing, using, or documenting such software; (vii) all maintenance tools and documentation, including test programs and program specifications; (viii) all proprietary or third party system utilities, including compiler and assembler descriptions; and (ix) all proprietary or third party software programs necessary for the efficient use and/or support of a program.

STANDARD FORM SELLER CUSTOMER CONTRACT means a pre-printed, standard form Software license agreement (including any "shrink wrap" or "box top" license agreements and "beta test" agreements) or pre-printed, standard attachment to a Software license agreement setting forth terms and conditions, and currently used by Seller as licensor of Seller Software.

TAX(ES) means any federal, state, local and foreign tax, assessment, duty, impost, tariff, registration fee, including, without limitation, the following: alternative or add-on minimum, capital stock, disability, environmental (including taxes under Internal Revenue Code Sec. 59A), estimated, excise, franchise, gross receipts, income, license, occupation, payroll, personal property, premium, production, profits, real property, registration, sales, severance, social security (or similar), stamp, transfer, unemployment, use, value added, windfall profits, withholding, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties, whether disputed or not.

TRADE SECRET(S) means non-copyrightable elements of Software and confidential, proprietary business information not made public by means of any disclosure or reporting made pursuant to a Legal Requirement, including ideas, research and development, know-how, formulas, compositions, production processes, algorithms, routines, data formats, fields, techniques, technical data, designs, drawings, specifications, client and supplier lists, pricing and cost information, and business and marketing plans and proposals.

TRADEMARK(S) means registered or common law, domestic or foreign, state or federal trade names, trademarks and service marks and any applications, renewals and Records related thereto, and all attendant statutory rights and goodwill associated therewith.

TRANSFER (including the term "Transferred") means the process whereby Seller sells, conveys, transfers, assigns and/or delivers all of its right, title and interest in and to a Seller Asset to Buyer and Buyer purchases and accepts delivery of that Seller Asset from Seller.


                                   ARTICLE TWO
                                PURCHASE AND SALE

2.1 TRANSFER OF SELLER ASSETS. Subject to the terms, conditions, representations, warranties and covenants set forth in this Agreement, at the Closing, effective as of the Effective Time, the Seller Assets shall be Transferred, in consideration of the payment of the Purchase Price and the assumption of the Assumed Liabilities by Buyer.

2.2 RETENTION OF EXCLUDED ASSETS: The Schedule of Excluded Assets attached hereto lists those assets of the Business which shall not be Transferred to Buyer by Seller at the Closing and which do not represent any part of the Buyer's consideration (the "Excluded Assets").

2.3   LIABILITIES BEING ASSUMED.

      2.3.1 Subject to the terms and conditions of this Agreement, Buyer, after the Effective Time, shall undertake, assume and agree to perform, pay, or discharge, in accordance with their terms, to the extent not theretofore performed, paid or discharged, the following: all of the executory obligations and liabilities (including warranty obligations) pursuant to the Seller Contracts set forth on Seller Contract Schedules One, Three, Four, Five, and Six arising after the Effective Time; provided, that, Buyer is not undertaking to perform any obligations or liabilities the sole time for performance of which was between the Effective Time and the Closing Date.

      2.3.2 It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Seller of any kind and nature whatsoever other than the Assumed Liabilities.

      2.3.3 Assumed Liabilities, without limitation, do not include (i) any obligation under any AYCE Agreement, (ii) any liability of Seller for the unpaid Taxes of Seller or any other Person arising after the Effective Time other than Taxes relating to the Seller Assets, (iii) any obligation of Seller to indemnify any Person by reason of the fact that such Person was a partner, Partner or Employee, or agent of Seller, whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any Legal Requirement, partnership document, agreement, or otherwise, (iv) any loans, guarantees or the like made by Seller as debtor or guarantor, (v) Seller's Accounts Payable as of the Effective Time (unless expressly and specifically assumed), including expenses incurred in the operation of the Business prior to the Effective Time which are billed or paid after the Effective Time.

      2.3.4 Buyer shall not be considered or deemed a successor employer under any provision of this Agreement. Buyer shall not be liable for any Partner or Employee Obligation. No Partner or Employee Obligation shall be considered or deemed to be an Assumed Liability. Nothing contained in this Agreement shall obligate Buyer to honor any Partner or Employee Obligation or to provide any benefit, including any severance benefit or post-termination benefit continuation, to any Partner or Employee regardless of whether an Partner or Employee becomes an employee of Buyer, remains a Partner or Employee of Seller or is terminated by Seller. Nothing contained in this Agreement shall obligate Buyer to make any offer of employment to, or to employ in any capacity, or to continue the employment of any particular Partner or Employee of the Business. Nothing in this Agreement, expressed or implied, shall or is intended to confer upon any Person, including, any of the Partners or Employees, job applicants, or any association or group of such persons, any rights or remedies of any nature or kind whatsoever, including without limitation, any rights of employment or severance. No Partner or Employee is to be considered or deemed a third party beneficiary under any provision of this Agreement.

2.4 PURCHASE PRICE. Subject to the terms, conditions, representations, warranties and covenants set forth in this Agreement, Buyer shall pay by wire transfer to Seller, as the purchase price for the Seller Assets: Eleven Million Five Hundred Thousand Dollars (U.S. $11,500,000), in immediately available funds at the Closing (the "Purchase Price"). Payment of the Purchase Price shall be deemed to have been made contemporaneously with the Transfer of the Seller Assets.


                                  ARTICLE THREE
                    REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed on the Seller Disclosure Schedule, Seller, as of the Closing Date, represents and warrants to Buyer as follows:

3.1   ORGANIZATION, STANDING, AUTHORITY, POWER, AND CONSENTS.

      3.1.1 Seller is a registered limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

      3.1.2 Seller has all requisite power and authority to own, lease, license and operate the assets and properties associated with the Business and to carry on the Business as now being conducted.

      3.1.3 Seller is duly qualified and in good standing to do business in each jurisdiction where required in order for the Business to operate lawfully or where a failure to so qualify would have a material adverse effect on the Business.

      3.1.4 Seller has all requisite power, authority and legal right to enter into, execute, and deliver the Operative Documents and to consummate the transactions and perform and discharge the obligations contemplated by the Operative Documents.

      3.1.5 The execution and delivery by Seller of the Operative Documents and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary partnership action. Seller's Office of the Chairman has approved the transactions contemplated by the Operative Documents and has authorized the partner whose name appears below to execute the Operative Documents on behalf of the Seller.

      3.1.6 The execution and delivery of the Operative Documents by Seller has not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate the terms of any Seller Contract or Legal Requirement to which Seller is a party, (ii) give rise to any right of termination or cancellation of any Seller Contract to which Seller is a party, (iii) result in the acceleration of any obligation of Seller, (iv) result in the creation of any Encumbrance on, against or affecting any Seller Asset, or (v) cause any default or violation of any term, condition or provision of any governing instrument of Seller.

      3.1.7 The Operative Documents have been duly executed and delivered by Seller.

      3.1.8 Each of the Operative Documents constitutes a valid and binding obligation of Seller enforceable in accordance with its terms, except that such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and
(ii) general equitable principles.

3.2   SELLER OWNED ASSETS.

      3.2.1 Buyer will receive good and marketable title to the Seller Owned Assets free and clear of any Encumbrances of any nature, except for Permitted Liens, and Seller has sole, exclusive, transferable and good right, title and interest in and to all of the Seller Owned Assets.

      3.2.2 Seller has not agreed to transfer any Seller Owned Asset to any Person other than pursuant to this Agreement or to a Contract listed on a Seller Contract Schedule.

      3.2.3 All tangible Seller Assets used in the operation of the Business are in satisfactory condition and repair for the requirements of the Business (assuming adequate personnel) as presently conducted.

      3.2.4 All Seller Owned Assets, except Seller Contracts, are Transferable without the Consent of any Person not already obtained.

      3.2.5 Seller Owned Asset Schedule One sets forth a true and complete list and description of the Seller owned Miscellaneous Personal Property (not set forth on any other Seller Owned Asset Schedule and with an individual value in excess of five thousand dollars (US $5,000)).

3.3   SELLER CONTRACTS.

      3.3.1   Seller Contract Schedules

         3.3.1.1 Seller Contract Schedule One sets forth, with regard to each Seller Customer Contract, except for AYCE Agreements, the name of the licensee, the program of Seller Software (as listed on Seller Owned Asset Schedule Three) licensed, the termination date, and the license fees (if different from the Seller pricing schedule provided to Buyer along with Seller Contract Schedule
One);

         3.3.1.2 Seller Contract Schedule One also sets forth (i) a true and substantially complete list of all Seller Customer Contracts which are not in the form of a Standard Form Seller Customer Contract or which contain (y) Non-Standard Terms or (z) any written amendment, and (ii) a true and complete description of the nature of the variation from the terms and provisions of the Standard Form Seller Customer Contract;

         3.3.1.3 Seller Contract Schedule Two contains true, substantially complete and legible exemplars of each and every Standard Form Seller Customer Contract currently used by Seller in connection with the Business;

         3.3.1.4 Seller Contract Schedule Three contains (i) a true and substantially complete list of Seller Contracts involving the license of Software wherein Seller is licensee, and (ii) a true and substantially complete description of the terms and conditions thereof;

         3.3.1.5 Seller Contract Schedule Four contains true, complete and legible copies of Seller Contracts involving the license of Proprietary Rights (other than Software) wherein Seller is (i) licensor or (ii) licensee;

         3.3.1.6 Seller Contract Schedule Five contains true, complete and legible copies of Seller Contracts involving the lease of Equipment wherein Seller is lessee;

         3.3.1.7 Seller Contract Schedule Six sets forth true, complete and legible copies of all Software development Contracts entered into by Seller with third party programmers/consultants and currently in effect, excluding Software development Contracts that are Excluded Assets;

         3.3.1.8 Seller Contract Schedule Seven sets forth true, complete and legible copies of exemplars of all Partner or Employee and outside programmer confidentiality agreements used by Seller at any time in connection with the operation of the Business (see Section 3.6.5).

      3.3.2 Except as otherwise disclosed in Seller Contract Schedule Eight or any other Seller Schedule, except as may be contemplated by this Agreement or except as such involves only an Excluded Asset, Seller, with regard to the Business, is not a party to or subject to:

         3.3.2.1 Any Contract involving the purchase of Software wherein Seller is buyer;

         3.3.2.2 Any Contract involving the purchase of Software wherein Seller is seller;

         3.3.2.3 Any Contract involving the purchase of Proprietary Rights (other than Software) wherein Seller is buyer;

         3.3.2.4 Any Contract involving the purchase of Proprietary Rights (other than Software) wherein Seller is seller;

         3.3.2.5 Any Contract involving the lease of Equipment wherein Seller is lessor;

         3.3.2.6 Any Contract involving the purchase of Equipment wherein Seller is buyer;

         3.3.2.7 Any Contract involving the purchase of Equipment wherein Seller is seller;

        3.3.2.8 Any union Contract or collective bargaining agreement applicable to the Business;

        3.3.2.9 Any Seller Customer Contract wherein the Customer may terminate without cause, for its own convenience or general lack of satisfaction;

         3.3.2.10 Any Seller Customer Contract containing any provision for any refund of any prior payment(s) not involving a breach of warranty (for example, a "money back guarantee of licensee satisfaction");

         3.3.2.11   Any  Seller  Customer  Contract   incorporating   terms  and
conditions set forth in any Customer purchase order or the like;

         3.3.2.12 Any partnership, limited liability company or joint venture Contract applicable to the Business;

         3.3.2.13 Any Contract applicable to the Business which involves revenues to Seller in excess of $100,000 per annum and which (i) terminates within six months prior to or six months after the date of this Agreement and
(ii) has not been renewed;

         3.3.2.14 Any "requirements", "output", or "exclusive dealing" Contract applicable to the Business or other agreement purporting to obligate Seller to obtain its "requirements" for any good or service from any third party or to supply any third party with such third party's "requirements" for any good or service;

         3.3.2.15 Any Contract applicable to the Business containing "non-competition" obligations, "exclusivity" provisions or other covenants or proposals purporting to limit Seller's freedom to compete for any group or class of customers, in any line of business and/or in any geographic area; or

         3.3.2.16 Any Contract applicable to the Business which appoints any Person, other than a Partner or Employee, an agent, dealer, distributor or franchisee for the purpose of obtaining Seller Customer Contracts.

      3.3.3 All Seller Contracts are in full force and effect and are the legal, valid, binding and enforceable obligations of the respective parties thereto in accordance with their written terms. Seller has no Knowledge of any fact or circumstance which would cause any of the Seller Contracts, immediately following Closing, to cease to be legal, valid, binding, enforceable, and in full force and effect on identical terms as immediately prior to Closing. Seller has not received any notice of termination, repudiation (whether or not anticipatory) or demand for renegotiation of any Seller Contract. Seller has not, nor to the Knowledge of Seller has any other party thereto, breached any material provisions of, or is in default in any material respect under, any

Seller Contract, including failure to (i) meet any reporting or accounting requirements, or (ii) pay any required valid run time charge, user charge, license fee, minimum license fee, minimum usage fee, royalty, minimum royalty, guaranteed royalty, shortfall royalty, or other payment.

      3.3.4 There are no open audits of licensor rights pursuant to the terms of any Seller Contract wherein Seller is licensee. Seller has not, within 180 days prior to the Closing Date, received any notice of invocation of audit rights from any licensor pursuant to the terms of any Seller Contract wherein Seller is licensee.

      3.3.5 No party has asserted in writing to Seller any defense, offset or counterclaim with regard to any performance required pursuant to any Seller Contract that has not been settled. Seller has not received notice of any Claim arising out of any Seller Contract that has not been settled. To Seller's Knowledge, no event has occurred that, with notice or lapse of time, or both, would give rise to any Claim arising out of any Seller Contract.

      3.3.6 No Seller Contract involves related party transactions with any Partner, Affiliate or Employee of Seller.

      3.3.7 There are no licensor or licensee obligations, lessor or lessee obligations, agreements, commitments, customs of the trade or courses of dealing, whether accrued, executory, absolute, contingent or otherwise, other than as set forth in the text of a Seller Contract or in a written addendum or amendment thereto. The Seller Contracts have not been amended orally, in writing or through course of dealing of the parties. Seller has not waived any material rights under any Seller Contract.

      3.3.8 There are no addenda or other written or oral agreements, usages or customs of dealing, or other understandings or arrangements pursuant to which the fees or royalties -- stated in any Seller Customer Contract as being payable by any Customer in respect of performance rendered after the Effective Time -- have been accelerated, prepaid, reduced, offset, compromised, or changed. The obligations of Seller stated in any Seller Customer Contract as being owed to or performable prior to the Effective Time, have not been decreased, postponed, offset, deferred, abated or changed other than by a written amendment set forth in Seller Contract Schedule One. The obligations of Seller stated in any Seller Customer Contract as being owed to or performable after the Effective Time, have not been increased other than by a written amendment set forth in Seller Contract Schedule One.

      3.3.9 No Seller Customer Contract, other than as set forth on Seller Contract Schedule One, contains (expressly, by custom or course of dealing, waiver or otherwise) any Non-Standard Term, including any Non-Standard Term regarding: use of the product, provision of consulting services, provision of professional services, support, training, product return, discount, credit, refund, warranty, waiver of warranty exclusion, indemnity, limitation of liability, right to consequential or special damages, special or client programming, deferred payment, product performance, cancellation or early termination.

3.4 ALL ASSETS LISTED. The Seller Assets are all of the assets, except for Excluded Assets, owned, licensed, leased, or used by Seller in the operation and conduct of the Business. The Seller Assets include all of the assets necessary for the continued conduct of the Business (assuming adequate personnel) by Buyer as such was conducted by Seller immediately prior to the Closing, except as such conduct would be affected by the exclusion of the Excluded Assets, the absence of any Partner or Employee who does not become a Buyer employee, any Legal Requirement applicable to Buyer and not to Seller, and any circumstance unique or particular to Buyer.

3.5   SELLER PROPRIETARY RIGHTS.

      3.5.1 Seller Owned Asset Schedule Two sets forth a true and complete list and description of the following Proprietary Rights owned by Seller in connection with the Business: Patents, Copyrights, Trademarks, servicemarks, trade names, un-trademarked brand names, and un-servicemarked service names.

      3.5.2 None of the Proprietary Rights owned by Seller in connection with the Business has entered the public domain.

      3.5.3 No Person has disputed or is disputing, and to Seller's Knowledge, no Person has the right to dispute Seller's right, title or interest in or to any of the Proprietary Rights owned by Seller in connection with the Business.

      3.5.4 Seller has no Knowledge of any unauthorized use, infringement or misappropriation by any Person of any of the Proprietary Rights owned by Seller in connection with the Business.

      3.5.5 No Person has or, to Seller's Knowledge, claims (i) any interest in any Proprietary Rights owned by Seller in connection with the Business or (ii) any right to compensation (including royalties) from Seller by reason of the use or other exploitation in the conduct of the Business of any such Proprietary Rights.

      3.5.6 To Seller's Knowledge, all Copyrights owned by Seller in connection with the Business and being transferred hereunder are valid, enforceable and subsisting.

      3.5.7 The Proprietary Rights held by Seller pursuant to Contracts listed on Seller Contract Schedule Four will be available for use by Buyer on identical terms and conditions immediately subsequent to Closing to the same extent they were available for use by Seller immediately prior to Closing. Other than pursuant to any United States, State or foreign statute or regulation, and other than those restrictions contained in the licenses of Proprietary Rights set forth in Seller Contract Schedule Four, Seller has no Knowledge of any restrictions, including Claims, on the ability of Buyer to use or otherwise exploit any Seller Proprietary Right.

      3.5.8 All of Seller's rights in and to all and any of the Proprietary Rights held by Seller as licensee pursuant to the Contracts listed on Seller Contract Schedule Four are transferable with the Consent of the applicable licensors, all of which Consents have been obtained by Seller or will be obtained by Seller prior to Closing.

      3.5.9 Closing and effectuation of the transactions contemplated by this Agreement will not subject Buyer to any payments, in addition to the royalty or license fee or the like stipulated in the applicable license agreement, with regard to any Proprietary Right held by Seller as licensee listed on Seller Contract Schedule Four.

      3.5.10 To the Knowledge of Seller, there are no Claims asserted or unasserted, by any other Person with regard to all or any of the Seller
Proprietary Rights. To the Knowledge of Seller there are no valid grounds for any bona fide Claims challenging the ownership, validity, enforceability or effectiveness of any of the Seller Proprietary Rights. To the Knowledge of Seller, there are no valid grounds for any bona fide Claims against the use by Seller of any Proprietary Rights used in the Business as currently conducted. To the Knowledge of Seller, none of the Seller Proprietary Rights is subject to any outstanding Claim.

      3.5.11 To Seller's Knowledge, neither the conduct of the Business nor use or possession of all or any of the Seller Proprietary Rights by Seller has infringed the Proprietary Rights of any other Person. To the Knowledge of Seller there are no valid grounds for any bona fide Claims to the effect that the manufacture, sale, license or use of any product or process as now used in the operation of the Business or offered or proposed for manufacture, sale, license or use by Seller infringes on any Proprietary Right of any other Person.

      3.5.12 Seller has no Knowledge of any third party Proprietary Right, whether registered or not, the rights attendant to which, if asserted by a third party after the Closing Date, would prevent Buyer's use or other exploitation of any Seller Proprietary Right in the operation of the Business.

3.6   SOFTWARE

      3.6.1 Seller Owned Asset Schedule Three sets forth a true and complete list and description of the Software owned by Seller.

      3.6.2 With regard to the Seller Software listed on Seller Owned Asset Schedule Three, Seller has itself developed, programmed, designed, written and coded such Software, except for third party proprietary software for which a license or permission to use has been obtained.

      3.6.3 The Software listed on Seller Owned Asset Schedule Three is not subject to any Claim or Legal Requirement or other legal, contractual or other restriction that would prevent the Software from being licensed, sublicensed, marketed, incorporated in other software, modified, or otherwise used, sold or assigned by Buyer. None of the Software listed on Seller Owned Asset Schedule Three has entered the public domain.

     3.6.4 To Seller's Knowledge, during the time which Seller has owned any of the Software listed on Seller Owned Asset Schedule Three, no third party has had unauthorized access to such Software or to the Documentation, Source Code, any Trade Secret or similar material relating to such Software.

     3.6.5 During the time which Seller has owned any of the Software listed on Seller Owned Asset Schedule Three, no Person other than the independent contractors, outside programmers and developers, consultants and the like who had entered into a valid and binding non-disclosure agreement have performed work for Seller relating to any of such Software.

     3.6.6 All employees, independent contractors, outside programmers or developers, consultants or the like who have had access to any of the Software listed on Seller Owned Asset Schedule Three or have performed work for Seller relating to any of the Software listed on Seller Owned Asset Schedule Three (including the independent contractors, outside programmers and developers, consultants and the like listed in the Seller Disclosure Schedule have executed enforceable "Statement Requirements for Partners and Staff" or other Contracts containing trade secret non-disclosure/confidentiality provisions and provisions precluding Claims of rights in or to any of such Software. All of such agreements may be found in the Records of Seller.

     3.6.7 Seller has required all Customers or potential Customers having access to any of the owned Software listed on Seller Owned Asset Schedule Three to execute enforceable software licenses or trade secret agreements (including "alpha" or "beta" test or demonstration agreements).

     3.6.8 To Seller's Knowledge, no Person other than Seller is in possession of any Source Code relating to any of the Software listed on Seller Owned Asset Schedule Three. There are no escrow agreements in effect relating to any Source Code for any of the Software listed on Seller Owned Asset Schedule Three.

     3.6.9 The Source Code for any of the Software listed on Seller Owned Asset Schedule Three can be used to compile executable code which, when compared to the commercial versions of such Software, will prove to be identical.

    3.6.10 The Software listed on Seller Owned Asset Schedule Three operates in all material respects in accordance with the manuals setting forth the specifications, capabilities, operation, installation and use of such Software. None of the Software listed on Seller Owned Asset Schedule Three has manifested any significant operating problems, other than any such problems as have been corrected or are correctable in the ordinary course of business. Seller, subsequent to January 1, 1994, has received no written complaints from Customers relating to operating problems which was not corrected and which would not have been a breach of warranty pursuant to the applicable Seller Customer Contract. To Seller's Knowledge, Seller's relationships with its Customers, either individually or collectively (as in a user group), are satisfactory.

    3.6.11 Seller and, to Seller's Knowledge, all licensors to and licensees from Seller, as applicable, are in full compliance with all material obligations set forth in the Contracts listed in Seller Contract Schedules One and Three. Seller has no unresolved Claims against any Customer.

    3.6.12 Schedule Two sets forth, by date, payee and amount, all payments, of any kind due any licensor of any third party Software incorporated into any Seller Software or otherwise used in the Business, which will become due or payable during 1996 or which, with the occurrence of some event or series of events, could become due or payable during 1996.

    3.6.13 Seller has not retained any copy of any version of any of the Seller Software and, at the Closing, has Transferred to Buyer all copies of all versions of all such Seller Software.

    3.6.14 There are no codes (including Source Codes, Complied Codes and object codes), algorithms, programs, techniques, Software, procedures, concepts, documents or instructional or other materials that have been created, designed, licensed and/or used by Seller to create, develop, operate, maintain, enhance or update the Seller Software that will not be Transferred to Buyer by means of this Agreement.

    3.6.15 As of October 31, 1995, to Seller's Knowledge, none of the Seller Software contains any "trap doors", "time bombs", "Trojan horses", "worms" or the like.

3.7 SELLER FINANCIAL STATEMENTS. The Seller Financial Statements have been prepared in accordance with Price Waterhouse Tax Technology Group modified cash basis accounting principles consistently applied and fairly present the financial position of the Business as at the dates thereof and the results of its operations and cash flows for the periods then ended. The Price Waterhouse Tax Technology Group modified cash basis accounting principles employed are described in the notes to such Seller Financial Statements.

3.8 TAXES. To the Knowledge of Seller, and to the extent necessary, Seller has duly filed all Tax returns which are required to be filed by it with respect to the Business and the failure of which to be filed would have a material adverse effect. Such returns, if any, are true, correct and complete in all material respects. Seller has paid all Taxes, if any, which have become due or have been properly assessed against it with respect to the operation of the Business through the Effective Time and all Taxes which any Taxing authority has properly assessed, except where the failure to pay such Taxes would not have a material adverse effect on the Business and except where such Taxes are being contested in good faith through appropriate proceedings. To the Knowledge of Seller, none of the Tax returns for Seller relating to the Business are currently under audit and all previous audits have been resolved and the adjustments, if any, are properly reflected on the Seller Financial Statements.

3.9 LITIGATION.

     3.9.1 There are no currently asserted, pending or, to Seller's Knowledge, threatened Claims affecting the Business or any Seller Asset by any Person. Seller has no Knowledge of unasserted material Claims probable or capable of assertion affecting the Business or any Seller Asset by any Person. Seller has no Knowledge of any event, act or omission which could give rise to any Claim affecting the Business or any Seller Asset by any Person. If applicable, the Seller Disclosure Schedule, in so far as it relates to this Section 3.9.1, sets forth the date the Claim was made or initiated, the forum, the judge or magistrate, the other parties thereto, the subject matter thereof, the stage of the proceedings, the amount of damages claimed, and the name, address and telephone number of Seller's litigation counsel.

     3.9.2 There is no Legal Requirement outstanding against Seller, the Business or the Seller Assets having, or which, insofar as reasonably can be foreseen, in the future could have, a material adverse effect on the Business or any Seller Asset. Seller is not subject to or in default with respect to any continuing  Legal  Requirement applicable specifically to the  Business  or  the
Seller Assets. There is no investigation or proceeding pending or, to the Knowledge of Seller, threatened against Seller before any Governmental Entity affecting the Business.

3.10 NO VIOLATIONS. Seller has operated the Business in compliance with all applicable Legal Requirements. Seller is not, nor will, with the passage of time, be subject to liability under or in default or violation of any term, condition or provision of any applicable Legal Requirement, including as a result of the execution, delivery or performance Seller's obligations hereunder.

3.11 NO BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of Seller in such a manner as to give rise to any claim against any Seller Asset, the Business or Buyer or its Affiliates for any investment banker's, broker's, finder's or the like commission, fee or similar compensation.

3.12 INTERESTS OF PARTNERS AND EMPLOYEES. None of Seller's partners or employees has any individual ownership or other interest in any Seller Asset, except for a partner's general partnership interest. None of Seller's partners or employees has any material ownership or other interest in any supplier or Customer of the Business.

3.13 THIRD PARTY CONSENTS. Seller has obtained all necessary third party Consents to the assignment of any Seller Contract (including all Customer Consents), the Transfer of any Seller Asset or to the consummation of any of the transactions contemplated by this Agreement.

3.14      ACKNOWLEDGMENT  OF  BUYER'S  DETRIMENTAL  RELIANCE.    The   foregoing
representations and warranties are made by Seller with the knowledge and expectation that Buyer is placing reliance thereon.


                                  ARTICLE FOUR
                               COVENANTS OF SELLER

Seller covenants and agrees that:

4.1 NON-COMPETITION AGREEMENT.

    4.1.1 For a period of 48 full calendar months after the month in which the Closing shall occur (the "Restricted Period"), Seller, any United States Affiliate of Seller and any Partner or Employee of Seller (while acting within the scope of their employment) (collectively, the "Non-Competing Person(s)") shall not -- within the territory of the United States, directly or indirectly, in any form, fashion, or manner, through any kind of ownership or as a stockholder, director, officer, principal, agent, employee, employer, advisor, consultant, partner, creditor, investor, donee, lessor or in any other form (including waiver or forbearance) or capacity, individual or representative, whatever, either for the Non-Competing Person's own benefit or for the benefit of any other Person -- finance, design, develop, program, create, market, sell, lease to lessors, license to licensees, distribute, loan, sponsor, endorse, service, maintain, debug, provide or make available (collectively, "Make Available") a Prohibited Product.

     4.1.2 During the Restricted Period, the Non-Competing Persons shall not, within the territory of the United States, directly and shall not permit any Person, Partner or Employee or United States Affiliate to Make Available a Prohibited Product under the name "Price Waterhouse" or any variant thereof.

     4.1.3 Nothing herein shall be deemed to prohibit a Non-Competing Person from directly or indirectly, purchasing an equity interest in any Person that Makes Available any Prohibited Product, provided, however, that the equity interest of such Non-Competing Person may not exceed 5% of the issued and outstanding shares of such Person.

     4.1.4 Seller acknowledges that Buyer was not willing to purchase the Seller Assets or pay the Purchase Price unless and until it received the specific covenants contained in Section 4.1.1 and 4.1.2 of this Agreement.

     4.1.5 Seller's provision of software services pursuant to any AYCE Agreement in a situation where an AYCE licensee is demanding software services over and above the software services to be provided by Buyer on behalf of Seller pursuant to the Software and Support Services Agreement (an Ancillary Agreement) shall not be considered to violate the requirements of this Section 4.1. Any activities permitted Seller's Partners or Employees pursuant to any of the Ancillary Agreements shall not be considered to violate the requirements of this
Section 4.1.

4.2 SELLER'S ON-GOING ASSISTANCE. Seller, for a reasonable period of time after the Closing and at no cost to Buyer, will execute, acknowledge, and deliver any further assignments, conveyances, and other assurances, documents, and instruments of Transfer, reasonably requested by Buyer, and will take any other action consistent with the terms of any Operative Document that may reasonably be requested by Buyer for the purpose of assigning, Transferring, granting, conveying, and confirming to Buyer, or reducing to Buyer's possession, any or all of the Seller Assets to be conveyed and Transferred by any Operative Document. Seller, for a reasonable period of time after the Closing and at no cost to Buyer, shall cooperate with Buyer in implementing a harmonious and efficient transition of the marketing, programming, licensing, maintenance service and other functions of the Business and in complying with applicable requirements of the United States Securities and Exchange Commission relating to the filing on Form 8-K describing this Agreement and the transactions contemplated herein. After the Closing Date, Seller shall promptly deliver to Buyer any mail or other communications received by Seller after the Effective Time pertaining to the Seller Assets or the Business and any cash, checks or other instruments of payment to which Buyer is entitled under any Operative Document. Seller, at its own cost and expense, shall retain for seven years after the Closing Date or until expiration of all applicable record retention statutes or regulations, whichever is later, all accounting, business, financial and Tax Records or information not delivered to Buyer at Closing relating to the Seller Assets or the Business for any period up to or prior to the Closing Date, and, upon reasonable prior written request, shall make such materials available to the Buyer.

4.3 CONFIDENTIALITY. For a period of 48 full calendar months after the month in which Closing shall occur, with regard to information regarding, pertaining to or about any Seller Proprietary Right (the "Proprietary Information"), Seller shall (i) except as required by Legal Requirement, keep all Proprietary Information absolutely confidential and not disclose or reveal the content of any Proprietary Information to any Person other than those employed by Seller or acting on Seller's behalf who are actively and directly participating in meeting Seller's obligations or exercising Seller's rights under this Agreement or any of the Ancillary Agreements and to cause those
Persons to be informed of the existence and content of this confidentiality covenant and to strictly observe its terms and conditions and (ii) not use Proprietary Information for any purposes other than those enumerated in the immediately preceding clause. "Proprietary Information" shall not include information which becomes generally available to the public or in the industry other than as a result of disclosure by Seller, its Partners, Employees or Affiliates. In the event that Seller is required by applicable law or legal process to disclose any Proprietary Information, prior to doing so, it will provide Buyer with written notice of such requirement sufficient to permit Buyer to seek injunctive or other appropriate relief with regard to such disclosure.

4.4 NO SALE OR ASSIGNMENT OF AYCE AGREEMENTS. After the Closing Date, Seller shall not sell, assign or otherwise transfer any AYCE Agreement or any right or obligation arising thereunder or therefrom to any Person, unless such transfer is to Buyer; provided, that Seller may sell, assign or otherwise transfer an AYCE Agreement with regard to which Buyer shall be in material uncured default of its obligation to provide software support services under the Software and Support Services Agreement.

4.5 ASSIGNMENT OF AYCE REVENUE. After the Closing Date, Seller shall pay over to Buyer all and any revenue arising from any AYCE Agreement, within a reasonable time of receipt of such revenue.

4.6 PAYMENT OF TAXES ON TRANSACTION. Should any Texas Governmental Entity impose or have the right to impose any Tax upon the Transfer of the Seller Assets by the Seller to the Buyer or upon the assignment, assumption, purchase or sale transactions contemplated by the Operative Documents, Seller, promptly after receipt of notice of the existence of such right or imposition, shall, at the reasonable direction of the Buyer, either itself pay the full amount of such Tax or reimburse Buyer for the full amount of any such Tax actually paid by
Buyer.   Purchaser  will provide any necessary resale certificates  under  Texas law.


                                  ARTICLE FIVE
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Except as disclosed on the Buyer Disclosure Schedule, Buyer, as of the Effective Time and as of the Closing Date, represents and warrants to Seller as follows:

5.1 ORGANIZATION, STANDING, AUTHORITY, POWER, AND CONSENTS.

     5.1.1 Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas.

     5.1.2 Buyer has all requisite corporate power, authority and legal right to enter into, execute, and deliver the Operative Documents and to consummate the transactions and perform and discharge the obligations contemplated by the Operative Documents.

     5.1.3 The execution and delivery by Buyer of the Operative Documents and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action. Buyer's Board of Directors has authorized and approved the transactions contemplated by the Operative Documents. Such authorizations and approvals have been duly entered into its corporate minutes. Buyer's Board of Directors has authorized the officer whose name appears below to execute the Operative Documents in behalf of the Buyer and to deliver them to Seller.

     5.1.4 The Operative Documents have been duly executed and delivered by Buyer.

     5.1.5 Each of the Operative Documents constitutes a legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except that such enforceability may be subject to: (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally, and (ii) general equitable principles.

     5.1.6 The execution, delivery and performance of the Operative Documents by Buyer has not, and the consummation of the transactions contemplated hereby and thereby will not (i) violate the terms of any Contract or Legal Requirement to which Buyer is a party, (ii) violate the articles of incorporation or the bylaws of Buyer or any other corporate governance policy or procedure of Buyer or (iii) violate, conflict with, breach or cause any default or acceleration under any Legal Requirement applicable to Buyer or under any Contract to which Buyer is a party, which violation, conflict, breach, default or acceleration would have a material and adverse effect on Buyer's ability to perform its obligations under the Operative Documents.

     5.1.7 No Consent by any Governmental Entity are required in connection with the execution and delivery of the Operative Documents or the consummation by Buyer of the transactions contemplated thereby.

     5.1.8 Buyer has obtained all necessary third party Consents and approvals (including the Consent of Buyer's lender) in connection with Buyer's execution and delivery of the Operative Documents and consummation by Buyer of the transactions contemplated hereby and thereby.

5.2 NO BROKERS. All negotiations relating to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of Buyer in such a manner as to give rise to any claim against Seller or its Affiliates for any investment banker's, broker's, finder's or the like commission, fee or similar compensation.

5.3   ACKNOWLEDGMENT   OF   SELLER'S  DETRIMENTAL   RELIANCE.    The   foregoing
representations and warranties are made by Buyer with the knowledge and expectation that Seller is placing reliance thereon.


                                   ARTICLE SIX
                        COVENANTS AND AGREEMENTS OF BUYER

Buyer covenants and agrees that:

6.1 POST-CLOSING COOPERATION AND ACCESS. After the Closing Date, Buyer, at no cost to Seller, shall, and shall cause its managers, employees, counsel and independent public accountants to provide reasonable assistance to and to afford to representatives of Seller, including its legal counsel and accountants, reasonable access to all pre-Closing Records in Buyer's possession or under Buyer's control as may be reasonably requested by Seller in order to permit Seller (at its cost and expense) to prepare and file Tax returns and to prepare for, participate in, assert or defend any Claim relating to or involving Seller, the Business or a Partner or Employee, or to discharge Seller's obligations under this Agreement. Buyer, at its own cost and expense, shall retain for seven years after the Closing Date or until expiration of all applicable record retention statutes or regulations, whichever is later, all accounting, business, financial and Tax records or information delivered to Buyer at Closing relating to the Seller Assets or the Business for any period up to or prior to the Closing Date, and, upon reasonable prior written request, shall make such materials available to the Seller.

6.2 COLLECTION OF SELLER PROCEEDS BY BUYER. After the Closing Date, to the extent Buyer comes into possession of revenues and communications relating to an Excluded Asset, Buyer shall immediately Transfer such to Seller.

6.3 SUPPORT OF TMS SOFTWARE. With regard to Seller Customer Contracts, Buyer agrees to support, which shall include updates for required legislative and regulatory changes to the current DOS and Windows versions of Tax Management System ("TMS") software through the 1995 tax year. With regard to Seller Customer Contracts, Buyer agrees to support, which shall include updates for required legislative and regulatory changes, the current DOS and Windows version of TMS for the 1996 tax year unless Buyer determines in good faith that the projected 1996 software license fees from a TMS software package is projected to be less than one million dollars (US $1,000,000), in which case, Buyer may discontinue development and support of such 1996 TMS software package and permit licensees of such software to convert to comparable Buyer Software.

                                  ARTICLE SEVEN
                                     CLOSING

7.1 DATE AND PLACE OF CLOSING. The Transfer of all of the Seller Assets by Seller to Buyer in consideration of the payment of the Purchase Price (via wire transfer to an account specified by Seller (for purposes of the Closing, delivery shall be deemed effectuated upon the earlier to occur of confirmation of receipt from Seller's bank or assignment of a "fed wire" identification number)) and the assumption of the Assumed Liabilities by Buyer and the execution and delivery by the applicable Party(ies) of the Ancillary Agreements, the Buyer Closing Documents and the Seller Closing Documents (all in a manner and form reasonably satisfactory to their respective legal counsel) (the "Closing") shall take place effective as of the Effective Time, at the Chicago, Illinois offices of the Business, commencing at 8:00 a.m., local time, on the Closing Date. At the Closing, each event shall be deemed to have occurred simultaneously with all other events.

7.2 BUYER PLACED IN POSSESSION. Simultaneously with the consummation of the Closing, Seller, through its officers, Partners, agents, and Employees, will put Buyer into full possession and enjoyment of the Seller Assets.


                                  ARTICLE EIGHT
                                 INDEMNIFICATION

8.1 BUYER INDEMNIFIED LIABILITIES. From and after the Closing Date, Buyer shall indemnify, defend and hold harmless Buyer Indemnified Parties from and against any and all of the following Buyer Indemnified Liabilities, in each case regardless of by whom asserted and regardless of whether any such Buyer Indemnified Liability is known or unknown or fixed or contingent:

     8.1.1 Any and all Claims arising from, relating to or associated with breach of any representation, warranty, covenant, or undertaking made or assumed by Buyer under any Operative Document;

    8.1.2 Any and all Claims arising or resulting from the Assumed Liabilities or with Buyer's use, possession, enjoyment, operations, transactions or ownership of the Business or the Seller Assets on or after the Closing Date, except for Claims that such use, possession, enjoyment, operations, transactions or ownership is limited, subject to a fee or royalty, or in some manner or instance illegal or improper due to an improper or ineffective conveyance or assignment by Seller or infringes the rights of a third party which rights allegedly arose prior to the Effective Time; and

    8.1.3 Any and all Claims brought by any taxing authority or other claimant for uncollected or unpaid Taxes relating to the Seller Assets, the operation of the Business or transactions of Buyer occurring or relating to the period after the Effective Time;

8.2 SELLER INDEMNIFIED LIABILITIES. From and after the Closing Date, Seller shall indemnify, defend and hold harmless Seller Indemnified Parties from and against any and all of the below stated Seller Indemnified Liabilities, in each case regardless of by whom asserted and regardless of whether any such Seller Indemnified Liability is known or unknown or fixed or contingent:

     8.2.1 Any and all Claims arising from, relating to or associated with breach of any representation, warranty, covenant, or undertaking made or assumed by Seller under any Operative Document;

     8.2.2 Any and all Claims arising or resulting from Seller's use, possession, enjoyment, operation, or ownership of the Business or the Seller Assets prior to the Effective Time;

     8.2.3 Any and all Claims arising from, relating to or associated with the ownership, use, possession, enjoyment or operation of any of the Excluded Assets regardless of whether the injury, damage, loss, expense, cost or liability giving rise to the particular Claim occurred prior to or after the Effective Time;

    8.2.4 Any and all Claims brought by any taxing authority or other claimant for uncollected or unpaid Taxes relating to the Seller Assets, the operation of the Business or transactions of Seller occurring or relating to the period prior to the Effective Time;

     8.2.5 Any and all Claims arising from, relating to or associated with any Partner or Employee Obligation, Partner or Employee welfare benefit plan or employment practice of Seller, regardless of whether the injury, damage, loss or liability giving rise to the particular Claim occurred prior to or after the Effective Time;

     8.2.6 Any and all Claims by Employees arising from, relating to or associated with occurrences prior to the Effective Time;

     8.2.7 Any damages, costs or expenses arising from the presence of a non-disclosed Non-Standard Term in any Seller Customer Contract; provided, however, that Seller shall have first been provided a reasonable opportunity to satisfy any obligation under any such non-disclosed Non-Standard Term on behalf of Buyer; and

     8.2.8 Any Claim by a licensee under any Seller Customer Contract to a Refund or Credit of any license fees received by Seller prior to the Effective Time; provided that Buyer shall not be entitled to any indemnification relating to any Non-Cash Credit unless payment of such to the Customer by the Buyer has been approved in writing in advance by any of Stephen D. Desmond, Nyles B. Schumaker and Jin J. Lee.

8.3 CLAIM NOTICE. Each Party agrees that, promptly after it becomes aware of facts giving rise to a Claim, such Party will provide notice thereof in writing to the other Party specifying the nature and specific basis for such Claim and, to the extent feasible and reasonable, the estimated amount of damages attributable thereto (a "Claim Notice"). Each Claim Notice shall set forth all material information respecting the Claim as the applicable Party shall then have and shall contain a statement to the effect that the Party giving the Claim Notice is making a Claim pursuant to, and formal demand for indemnification under, this Agreement. For any Claim hereunder arising out of any Claim brought by a third party, the Indemnified Party shall give the Party Indemnifying a copy of any written claim, process or legal pleadings with respect thereto promptly after the Indemnified Party receives such documents. The giving of a Claim Notice shall be a condition precedent to any liability of a Party Indemnifying under this Agreement.

8.4 INDEMNIFICATION PROCEDURE.

     8.4.1 Upon the occurrence of a Buyer or Seller Indemnified Liability not involving a third party Claim, the Party Indemnifying shall, upon demand, pay to or on behalf of the Indemnified Party, any amounts to which the Indemnified Party is entitled by reason of the provisions of this Article Eight. Such payment shall be made in cash or other immediately available funds at the then address of the Indemnified Party for notice purposes pursuant to this Agreement.

    8.4.2 If, within 30 business days of receipt of a Claim Notice involving a third party Claim, the Party Indemnifying does not elect in writing to control the defense of the Claim described therein or does not thereafter actively and in good faith prosecute the defense thereof (including, if necessary, by all appropriate legal proceedings, including appeal), the Indemnified Party may (but shall have no obligation to) elect to thereafter control all aspects of the defense of any such Claim with attorneys of its choice, at the expense of the Party Indemnifying, and the Party Indemnifying shall be bound by the result obtained with respect thereto by the Indemnified Party.

     8.4.3 If the Party Indemnifying elects to conduct the defense of a third party Claim, such may be conducted in the name and on behalf of the Party Indemnifying or the Indemnified Party as may be appropriate. Such contest shall be conducted by attorneys selected and employed and compensated by the Party
Indemnifying; provided, the Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, the cost and expense attributable to such attorneys employed by the Indemnified Party shall be borne solely by the Indemnified Party. Even if the Indemnified Party joins in any such contest, the Party Indemnifying shall have full authority to determine all action to be taken with respect thereto; provided, however, that no Encumbrance on any asset of the Indemnified Party shall result therefrom and that no judgment, award, decree, order, injunction or equitable relief binding on the Indemnified Party shall be agreed to by the Indemnifying Party without the written consent of the Indemnified Party which consent shall not be unreasonably withheld. Any refusal to consent shall be based on written advice by legal counsel to the Indemnified Party. The Indemnified Party shall at all times retain the right to settle any Claim. If such settlement is without the written consent of the Indemnifying Party (which will not be unreasonably withheld or delayed), the Indemnifying Party shall be relieved of its obligations with respect to such Claim under this Article Eight.

     8.4.4 At any time after commencement of the defense of any Claim, the Party Indemnifying may request the Indemnified Party to agree in writing to the abandonment of such contest or to the payment or compromise by the Party Indemnifying of such Claim, whereupon such action shall be taken unless the Indemnified Party determines that the contest should be continued, and so notifies the Party Indemnifying in writing within 15 working days of such request from the Party Indemnifying. If the Indemnified Party determines that the contest should be continued, the Party Indemnifying shall be liable hereunder only to the extent of the lesser of (i) the amount which the other party(ies) to the contested Claim had agreed to accept in payment or compromise as of the time the Party Indemnifying made its request for abandonment to the Indemnified Party or (ii) the amount for which the Party Indemnifying is found to be liable with respect to such Claim, so long as no legal or property right of the Indemnified Party hereunder shall be lessened or reduced in value as a result of the payment or compromise. The Partying Indemnifying shall be entitled to recover from the Indemnified Party any additional expenses (including reasonable attorneys' fees) incurred by such Party Indemnifying as a result of such decision by the Indemnified Party to continue to contest such Claim.

    8.4.5 If requested by the Party Indemnifying, the Indemnified Party agrees to cooperate with the Party Indemnifying in contesting any Claim which the Party Indemnifying elects to contest or, if necessary to preserve the right to assert the same, in making any counterclaim against the Person asserting the Claim, or any cross-complaint against any other Person; provided, the Party Indemnifying shall reimburse the Indemnified Party for any reasonable expenses (including reasonable attorneys' fees) incurred by it in so cooperating.

8.5 LIMITATIONS ON INDEMNIFICATION.

     8.5.1 Neither Party shall be required to honor an indemnified Claim under the provisions of Section 8.1.1, 8.2.1 or 8.2.7 hereof until such time as the aggregate of all amounts for which indemnity would otherwise be due thereunder exceeds $200,000, in which case the Indemnifying Party shall be responsible for all amounts in excess of $200,000 under Section 8.1.1, 8.2.1 or 8.2.7 hereof, as limited by Sections 8.5.3 and 8.5.4.

     8.5.3 The Parties' obligations relating to indemnification shall survive Closing and continue after Closing for a period of 48 full calendar months after the month in which the Closing shall occur.

     8.5.4 The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Article Eight shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such loss, liability, claim, damage or expense and shall be (i) increased to take account of any net tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such loss, liability, claim, damage or expense. In computing the amount of any such tax cost or tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified loss, liability, claim, damage or expense.


                                  ARTICLE NINE
                                  MISCELLANEOUS

9.1 SEVERABILITY. If any provision of this Agreement, or the application thereof to any person, place or circumstances, shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, the remainder of this Agreement and such provisions as applied to other Persons, places, and circumstances shall remain in full force and effect; provided, however, that in the event that the terms and conditions of this Agreement are materially altered as a result of this paragraph, the Parties will, in good faith, re-negotiate the terms and conditions of this Agreement to resolve any inequities. If any provision of Section 4.1 or its subparts is held to be unenforceable because of the scope, duration or area of its applicability, the court making such determination shall have the power to modify such scope, duration or area or all of them to the maximum extent necessary to make such provision legal, valid and enforceable, and such provision shall then be applicable in such modified form.

9.2 CONSENTS TO ASSIGNMENTS. Any Transfer to Buyer by Seller of any Seller Asset which shall require the Consent of any third party shall be made subject to such Consent being obtained. No Operative Document shall constitute any agreement to assign any Contract or Contract Rights if an attempted assignment thereof, without the Consent of a third party thereto, would constitute a breach thereof or in any way adversely affect the rights of Seller or Buyer thereunder. If a Consent is obtained by Seller after Closing, the affected asset(s), including all assets listed as Excluded Assets due to the lack of a Consent at the time of Closing, to which the Consent applies shall immediately thereafter be assigned to Buyer by Seller. If a Consent is not obtained, or if an attempted assignment would be ineffective or would affect the rights of Seller thereunder so that Buyer would not, in fact, receive all of Seller's rights, Seller will, to the extent not prohibited by or in violation of any such agreement, (i) cooperate with Buyer in any commercially reasonable arrangement designed to provide for Buyer the benefits (including the exercise of Seller's rights) under any such claims, contracts, agreements, licenses, leases, commitments, sales orders or purchase orders, including enforcement for the benefit of Buyer, and at Buyer's expense, of any and all rights of Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise, (ii) hold all monies paid thereunder in trust for the account of Buyer, and (iii) remit such monies to Buyer as promptly as possible.

9.3 SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. All of Buyer's and Seller's representations, warranties, and covenants contained in this Agreement shall, except to the extent waived in writing by the applicable Party, survive the Closing for a period of 48 full calendar months after the month in which the Closing shall occur, and shall not be deemed waived by execution of this Agreement, the consummation of the Closing or any investigation heretofore or hereafter made by or on behalf of any Party.

9.4 ASSIGNMENT. The Parties may assign this Agreement and any right or obligation hereunder to another Person as part of a sale of a major part of its assets or as a part of a change of control, transaction or merger with another Person. In all other circumstances, this Agreement and/or any right or obligation hereunder shall not be assignable.

9.5 SUCCESSORS AND ASSIGNS. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon and enforceable by the Parties and their respective permitted successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party, including any Partner or Employee, other than the Parties and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of such agreements.

9.6 COMPLETE AGREEMENT. The Operative Documents constitute the entire agreement by and among the Parties and supersede any other prior statements, negotiations, letters of intent, understandings or agreements, whether written or oral, that may have been made or entered into by Buyer or Seller relating to the matters contemplated hereby and thereby and there are no agreements or commitments except as expressly set forth herein and therein.

9.7 WAIVER. Any condition of this Agreement which may legally be waived may be waived in writing at any time by the Party which is entitled to the benefit thereof. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.8 AMENDMENT. Any Operative Document, or any term, condition or covenant thereof, may be modified, supplemented, canceled, amended, waived or discharged, at any time, but only by an instrument in writing and signed by an authorized officer or Partner of the Party against whom such modification, supplementation, cancellation, amendment, waiver or discharge is sought to be enforced.

9.9 EXPENSES. Except as otherwise set forth herein, all legal, accounting and other costs and expenses incurred by each Party hereto in connection with the negotiation, investigation and preparation of this Agreement shall be paid by the Party which incurs such expenses.

9.10 NOTICES. All notices, requests, demands, and other communications hereunder will be in writing and shall be deemed to have been duly given if (i) hand delivered to an officer of the Buyer or a Partner of the Seller, (ii) transmitted by facsimile to 415-393-4976, Attention: Barry DeMartini in the case of the Seller or 214-250-7069, Attention: President in the case of the Buyer, (iii) delivered to the United States Postal Service, certified or registered mail with postage prepaid to the Notice Addresses to the attention of the persons executing this Agreement in the respective behalves of Seller and Buyer, or (iv) delivered prepaid to a nationally recognized overnight courier to the Notice Addresses to the attention of the persons executing this Agreement in the respective behalves of Seller and Buyer, in all cases with a copy to Ronald Hauben, Esq. (facsimile 212-790-6630) in behalf of the Seller.

9.11 HEADINGS. The article, section and subsection headings, if any, in any Operative Document are inserted for convenience only and shall not constitute a part hereof or thereof or be considered in construing or interpreting any Operative Document.

9.12 COUNTERPARTS. The Operative Documents may be executed by the Parties in any number of counterparts each of which shall for all purposes be deemed to be an original, but all of which together shall constitute one and the same instrument.

9.13 CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of the Operative Documents. In the event an ambiguity or question of intent or interpretation arises, any Operative Document shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of any Operative Document. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context clearly requires otherwise. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. The word "or" is disjunctive but not necessarily exclusive. Words in the singular include the plural; words in the plural include the singular. Words in the neuter gender include the masculine and feminine genders, and words in the masculine or feminine gender include the other and neuter genders. The word "including" and the phrase "not including" shall mean "including without limitation" or "not including without limitation" as the case may be. As used in any Operative Document, the words "herein," hereof" and "hereunder" and other words of similar import shall, unless the context hereof or thereof shall clearly require otherwise, refer to that document as a whole and not to any particular article, section, subsection, paragraph, subpart or other subdivision.

9.14 ANNOUNCEMENTS. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement at any time within five (5) calendar days of the Closing Date, without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith, upon the advice of legal counsel, is required by any applicable Legal Requirement or, in the case of Buyer, any listing or trading agreement concerning its publicly-traded securities, in which case the disclosing Party will use reasonable commercial efforts to advise the other Party prior to making the disclosure.

9.15 INCORPORATION BY REFERENCE. The attachments, exhibits, schedules, Ancillary Agreements and other legal documents required to be delivered by either or both Parties by the terms of this Agreement are incorporated herein by reference and made a part hereof.

9.16 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED UNDER THE LAWS OF THE STATE OF ILLINOIS (WITHOUT REGARD TO THE CONFLICTS OF LAW RULES THEREOF WHICH MIGHT APPLY THE LAWS OF ANY OTHER JURISDICTION). IN THE EVENT OF A DISPUTE OR IN THE EVENT OF ANY OTHER LEGAL ACTION ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND THE GENERAL CIVIL TRIAL COURTS OF COOK COUNTY, ILLINOIS, SHALL BE THE EXCLUSIVE JURISDICTION AND
VENUE FOR SUCH LEGAL ACTION OR PROCEEDING. Each Party irrevocably waives any objection on the grounds of venue, forum non-convenience or any similar grounds and irrevocably consents to service of process by mail or in any other matter permitted by applicable law and consents to the jurisdiction of said courts.

9.17     NOVEMBER  AND  DECEMBER EXPENSES.  Buyer will be  responsible  for  all expenses up to four million dollars (US $4,000,000), and Seller will be responsible for all expenses in excess of $4,000,000, arising from the operation of the Business and its successor (the "Post Effective Time Business") in the ordinary course during the period November 1, 1995 through December 31, 1995, inclusive, (the "Interim Period") (including payroll expenses plus expenses relating to severance and accrued vacation payments approved by Buyer and made in accordance with Seller's standard severance and vacation polices). Such expenses are to be calculated in accordance with generally accepted accounting principles and are period expenses accrued or paid during the Interim Period (specifically excluding Accounts Payable associated with expenses incurred prior to November 1, 1995). Such expenses will exclude items related to Partner compensation and include expenses arising in accordance with the Ancillary Agreements (including for equipment, the subleased Chicago premises, and transition services), in lieu of expenses that would otherwise be incurred by the Post Effective Time Business for the items contemplated by the Ancillary Agreements. Interim Period expenses will include only expenses directly attributable to the Post Effective Time Business (including expenses associated with marketing related to the acquisition) and will not include a general allocation of Buyer's overhead or a charge for any of Buyer's existing employees or any legal fees or associated expenses related to the acquisition.

On or before January 31, 1996, each Party will provide the other with a list of Interim Period expenses incurred by them. Each Party will represent that such expenses meet all of the criteria set forth in this Section 9.17 and have been or  will  be  paid  by them if not yet due.  At the same time, each  Party  will provide the other with a list of any cash collections that may have been received by them, since the Effective Time, which properly belong to and have not yet been tendered to the other Party. Upon review, each Party may request that the other Party provide it with reasonable additional documentation in support of the listed expenses and cash collections. By February 15, 1996, or within 15 days of the availability of the above referenced lists and receipt of the additional supporting material reasonably requested by the parties, whichever is the later to occur, Buyer will provide Seller with a schedule (the "Reconciliation Schedule") showing total expenses attributable to the Interim Period incurred by both parties, and an amount to be paid by Buyer to Seller or Seller to Buyer in accordance with this Section 9.17. In determining such amount, Buyer will take into account the $4,000,000 expense limit specified in this Section 9.17, which Party incurred the expense, and any increase or decrease necessitated by the collection of any cash belonging to the other Party. If the Reconciliation Schedule shows a net amount due Seller, Buyer will remit such amount along with the Reconciliation Schedule. If there is a net amount due Buyer, Seller will have 5 days from submission of the Reconciliation
Schedule in which to remit such amount to Buyer. Simple interest, at an annual percentage rate of twelve percent (12%), will be paid by the owing party on any net balance due from February 15, 1996 until paid; provided, that, the Party owed is not in breach of its obligations under this Section 9.17 to provide data for inclusion in the Reconciliation Schedule.

9.18 LIMITATION OF LIABILITY. In all events, neither Party will be liable to the other Party for any single or aggregate sum in excess of the Purchase Price with regard to any Claim arising under any of the Operative Documents, whether such Claim arises by contract, tort, operation of law or otherwise.


IN WITNESS WHEREOF, the Parties to this Agreement, with full knowledge of its contents, after consultation with legal counsel and intending to be legally bound, have duly executed it on this, the second day of December, 1995.


SELLER:
PRICE WATERHOUSE LLP



By:   Willard W. Brittain
Its:  Authorized Partner


BUYER:
COMPUTER LANGUAGE RESEARCH, INC.



By:   Stephen T. Winn
Its:  President